Exhibit 14.1

SANDERS MORRIS HARRIS GROUP INC.

BUSINESS ETHICS POLICY

Dear SMHG Director, Officer, and/or Employee:

Honesty and fairness are important concerns in any business transaction. Recognizing this, the Board of Directors has adopted a Business Ethics Policy. This policy has not been approved because of any perceived unethical conduct, but rather because the pace and complexity of modern business activity frequently make it difficult to judge how our company would expect us to respond to a given situation.

The Board believes that ethical business is good business from both moral and practical standpoints. The trust and respect of all people — fellow workers, customers, suppliers, competitors and the general public — are assets which cannot be purchased; they can only be earned. Therefore, it is the policy of Sanders Morris Harris Group Inc. (“SMHG”) that all its business be conducted according to the highest ethical and legal standards.

It is impractical to list all unethical business practices or all potential conflicts of interest that a director, officer or employee may encounter. This statement is intended to provide solid guidelines for the conduct of SMHG business. In the end, we must rely on our individual conscience and careful regard for compliance with the law as a measure of our compliance with the SMHG policy.

I urge each of you to read and to become familiar with the accompanying Business Ethics Policy. Your Board wishes to thank each of you for your assistance and for your continuing observance of SMHG’s high standards.

Sincerely,

Ben T. Morris,
Chief Executive Officer

BUSINESS ETHICS POLICY		4

Business and Accounting Principles		4

Conflict of Interest		5

A.	General Guidelines.	5
B.	Prohibited Activities.	5
C.	Activities Requiring Prior Approval.	6

Confidential Information		8

A.	Protection.	8
B.	Use.	8

Political Campaign Contributions		8

A.	Federal, State and Local.	8
B.	Foreign.	9
C.	Company-Sponsored Employee Campaign Funds.	9
D.	Individual Employee Campaign Contributions.	9

Payments to Government Officials or Employees		9

A.	Legitimate Business Transactions.	9
B.	General Guidelines.	9
C.	Social Amenities, Gifts, and Entertainment.	10

Foreign Transactions and Payments		10

A.	Foreign Deposits and Accounts.	10
B.	Purchase of Equipment, Parts or Services Abroad.	10
C.	Payments to Company Employees Working Abroad.	11
D.	Boycotts.	11

Monitoring Compliance		11

Annual Filing and Disclosure Requirements		12

A.	Annual Filing.	12
B.	Disclosing Amendments and Waivers.	12

BUSINESS ETHICS POLICY

This Business Ethics Policy sets forth the basic principles and guidelines of business ethics for employees of Sanders Morris Harris Group Inc. (“SMHG” or the “Company”). In addition to strict compliance with legal requirements, including but not limited to, applicable governmental laws, rules and regulations, all employees are expected to be guided by basic principles of honesty and fairness in the conduct of the Company’s affairs and to comply with the principles and guidelines contained in this Policy. Each executive officer has the responsibility to advise the employees under his supervision of applicable portions of this Policy and their duties thereunder. For the purpose of this Policy an “employee” shall include a director or officer of the Company.

Business and Accounting Principles

1.	The employees and agents of the Company shall comply with all applicable legal requirements and the highest standard of business, professional and personal ethics.

2.
All employees and agents shall exercise reasonable care in protecting and conserving the Company’s assets, including information which the Company regards as confidential or has agreed to maintain confidential.

3.	The use of assets of the Company for any unlawful or improper purpose is strictly prohibited.

4.	The books and records of the Company shall be maintained and its financial statements shall be prepared in conformity with generally accepted accounting principles.

5.
Disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in other public communications made by the Company shall be full, fair, accurate and timely.

6.	Employees must comply with established Company policies and internal controls at all times.

7.	The establishment or maintenance of undisclosed or unrecorded funds or assets of the Company is strictly prohibited.

8.	No false or misleading entries shall be made in the books and records of the Company for any reason.

9.
No payment on behalf of the Company shall be approved without adequate supporting documentation, nor shall any payment be made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment.

Conflict of Interest

A.	General Guidelines.

1. The Company requires that each employee work for the Company with undivided loyalty. To fulfill this loyalty obligation, all employees should conduct themselves in all transactions and activities so as to serve the best interest and needs of the Company. With this in mind, each employee is expected to avoid potential conflict of interest situations and to report such situations immediately.

2. A potential conflict of interest may exist whenever an employee enters into a transaction or activity, directly or indirectly, with the Company or with a customer, supplier, competitor of the Company or with any other person or business, when the transaction or activity:

a.	Might reasonably affect or create the appearance of affecting the employee’s judgment or decisions exercised on behalf of the Company; and/or
b.	Might cause a negative public perception of the Company.

B.	Prohibited Activities.

1. Employees shall not engage in any of the following activities, interests and transactions, all of which are inconsistent with the best interest of the Company:

a.
No employee shall enter into or maintain any formal or informal employment relationship or any other relations involving the receipt of wages, salaries, fees or other compensation with a business entity which is currently competing with the Company or could compete with the Company in the future. For the purpose of this Policy, “competing with the Company” shall mean engaging in the same type of business activity as that of the Company. For the purpose of this Policy, a “business entity” shall include any supplier, competitor, customer, person, partnership, corporation or business enterprise and shall include any director, officer, employee, agent or representative of any such entities.

b.
No employee shall purchase the stock of or acquire any similar interest in any business entity which competes with the Company. Any employee may, however, purchase shares of the publicly-traded capital stock of a competing company, provided that at no time may the employee, members of the employee’s family or any business entity which the employee controls own more than 1% of the outstanding shares of any class of security of that public company.

c.
No employee shall receive from any business entity any financial assistance, loans or advances of money, property, commissions, fees or compensation of any kind which could be construed as arising out of, relating to or resulting from, the employee’s participation in the transaction of business between the Company and such business entity.

d.
No employee shall enter or promise to enter into any kind of written or verbal agreement with any business entity when such undertaking is outside the scope of the employee’s duties and authority or is not made solely and legitimately on behalf of the Company.

e.
No employee shall purchase or sell securities issued by a business entity if such purchase or sale is based on confidential information or special knowledge acquired in the conduct of the business of the Company, or if the purchase or sale is timed in relation to the Company’s operations in such a way that the employee could be regarded as attempting to profit by the use of such knowledge.

C.	Activities Requiring Prior Approval.

1. The following activities, interests and transactions might involve potential conflict of interest situations. Such transactions and activities are not definitively improper; rather, their propriety must be determined in light of the particular facts and circumstances surrounding each case. These interests and transactions shall be disclosed in writing to and approved in advance by the Chief Executive Officer or President of SMHG or an officer designated by either of them:

a.
Entering into or maintaining any formal or informal employment relationship or any other relationship involving the receipt of wages, salaries, fees or other compensation with a business entity which is currently, or could in the future, conducting business or contracting with the Company. For the purpose of this Policy, “conducting business with the Company” shall mean purchasing, selling, rendering, furnishing or obtaining data, designs, drawings, parts, components, machinery, tools, equipment, materials, goods, real estate or services directly to or from the Company or by or from an employee, agent or representative of the Company. “Contracting with the Company” shall mean execution of any contract by or with the Company for the purpose of conducting business. Such business activities shall hereinafter be collectively referred to as “doing business.”

b.	Acquiring or maintaining any interest not otherwise prohibited by this Policy in any business entity which the employee knows is doing business or is likely to be doing business with the Company.

c.	The employee need not report any investments in mutual investment trusts.

d.
The employee need not report a purchase or acquisition of any stock or similar interest in a business entity which competes with the Company if the employee owns less than 1% of any class of securities of that business entity.

e.
Representing the Company in its dealings with any business entity in which the employee or a member of his immediate family has or has had within the past 12 months a financial, stock, or similar interest in the business entity, and from whom the employee or a member of his immediate family expects to receive financial or similar gain.

f.
Entering into any outside paid employment and unpaid services not otherwise prohibited by this Policy, other than services in connection with charitable, religious, community, professional or similar projects. If, however, such employment requires an extended amount of time or energy of the employee which may detract from the employee’s proper performance of his expected duties, such outside employment shall be prohibited.

g.
Engaging in any transaction or activity for personal profit which could be interpreted by the employee, his associates, or persons outside the Company as conflicting with the interests of the Company. Using Company facilities, equipment, materials or supplies for personal profit.

h.	Giving or accepting any substantial gift, favor or other similar benefit (in excess of $100), subject to the following:

(i)	Certain business courtesies, such as payment for a lunch or dinner or entertainment, would not be a gift within the context of this Policy. Other business courtesies must receive prior approval.

(ii)
The Company’s relationships with its customers may present circumstances in which insubstantial gifts or favors are exchanged as an accepted business practice without the inference of unethical conduct. These will not be considered gifts or favors for purposes of this Policy.

(iii)
The corporate officer who determines the propriety of gifts, favors or other similar benefits, given or received, must ensure that such do not exceed prudent and conservative bounds. If authority is delegated to give such approval, the delegate shall be instructed as to proper circumstances and the limitations to be imposed.

2. The foregoing provisions shall apply to all employees and to their immediate family members and close relatives to the extent any of the activities, interests, or transactions, if engaged in by a family members or relatives, might affect the judgment or decision-making of an employee with respect to the performance of his duties. All such activities, interests or transactions shall in any event be disclosed and approved pursuant to the previously discussed disclosure procedure.

3. Attached as Exhibit A is a form which may be used to request the approval of the Chief Executive Officer or President of SMHG of any activity, interest or transaction as provided in this Paragraph C.

Confidential Information

A.	Protection.

An employee shall not disclose any confidential information about the Company’s business or technology or that of its customers or suppliers to any unauthorized person either during or after termination of employment. An employee must return any documents or records belonging to the Company after termination of his employment. Employees must respect confidential information to which they may have had access as employees of another company, unless such information is made available with the consent of the other company or has otherwise become publicly available.

B.	Use.

No employee may profit from confidential information acquired during his employment with the Company which concerns the Company or its customers or suppliers.

Political Campaign Contributions

Political campaign contributions include direct expenditures or contributions, in cash or property, to candidates for nomination or election to public office or to political parties, and indirect assistance or support, except as may be incidental to the administration of an authorized Political Action Committee (“PAC”).

A.	Federal, State and Local.

Other than through a duly authorized and established PAC, no funds or assets of the Company shall be used for federal, state or local political campaign contributions without the prior written approval of SMHG’s Chief Executive Officer or President or their respective designees.

All requests for authorization of campaign contributions shall be in writing, shall set forth the relevant circumstances of the proposed contributions and shall be forwarded to SMHG’s Chief Executive Officer, President or their respective designees.

No political campaign contribution, including contributions made through a PAC, shall be made by the Company, in cash or otherwise, if the amount or origin of the contribution cannot be readily established by reference to the Company’s documents and records. All contributions shall be made to the candidate’s authorized campaign committee, to a political party or to other recipients who may legally receive such contributions. All of the Company’s political campaign contributions must comply with reporting requirements and evidence of this compliance shall be made available to the Chief Executive Officer or President. Each contribution shall be clearly recorded on the Company’s books as a political campaign contribution or its equivalent and shall not be deducted for federal, state or local income tax purposes unless authorized under applicable law.

B.	Foreign.

The Foreign Corrupt Practices Act, described below, prohibits contributions to foreign political parties or candidates for foreign political office, for the purpose of influencing their actions or to secure, retain or direct business. These contributions are prohibited even if the contribution is lawful under the laws of the country in which it is made. Accordingly, Company policy strictly prohibits any payments of corporate funds to, or any use of corporate assets for the benefit of, any foreign government official, political party or candidate for political office.

C.	Company-Sponsored Employee Campaign Funds.

No political campaign funds shall be collected by the Company or on its behalf among the Company’s employees without the prior approval of SMHG’s Chief Executive Officer or President and the prior authorization of the Board of Directors. Procedures regarding solicitations, disbursements and administration of approved and authorized employee political action committees shall be separately promulgated and disseminated in accordance with the procedures established by the committee administering the PACs.

D.	Individual Employee Campaign Contributions.

The viability of representative government depends upon the political election process, and the Company encourages its employees, as individual citizens, to make personal political contributions to candidates, parties and committees of their choice. Under no circumstances, however, shall any employee be compensated or reimbursed in any way for any personal political contribution, or favored or prejudiced in any condition of employment or promotion as a result of making or failing to make any such contribution. An employee may not engage in personal political campaign activities on Company time (or cause to be used) Company facilities, equipment, materials or supplies for such purpose.

Payments to Government Officials or Employees

No funds or assets of the Company shall be paid, loaned, given or otherwise transferred, directly or indirectly, to any federal, state, local or foreign government official or employee, or to any entity in which such official or employee is known to have a material interest, except in accordance with the practices and procedures set forth below:

A.	Legitimate Business Transactions.

The Company shall enter into no transaction with any official, employee or entity except for a legitimate business purpose and upon terms and conditions which are fair and reasonable under the circumstances.

B.	General Guidelines.

The Company shall not retain any government official or employee to perform any consulting or other services within the scope of his official duties or the duties and responsibilities of the governmental body of which he is an official or employee.

The Company shall not retain any government official or employee to perform any legal, consulting or other services except under written contract which specifies the nature and scope of services to be rendered and provided that no payment for such services or reimbursement of expenses shall be made by the Company, except pursuant to a statement of services so rendered or expenses so incurred. The above procedures are in addition to any which may otherwise be required under separate Company policies relating to the retention of consultants.

C.	Social Amenities, Gifts, and Entertainment.

The Company’s relations with government officials and employees shall be conducted in a manner which would not subject the Company to embarrassment or reproach if publicly disclosed. No gifts of substantial value shall be offered or made, and no lavish entertainment offered or furnished, to any government official or employee. Social amenities, reasonable entertainment or other courtesies may be extended to government officials or employees only to the extent clearly appropriate under applicable customs and practices. Any expenses incurred by a Company employee in connection therewith shall be specifically designated as such by the employee’s immediate supervisor. These procedures are in addition to any which may now or hereafter be required under separate Company policies relating to conflicts of interest.

Foreign Transactions and Payments

All employees and agents must comply with the ethical standards and applicable legal requirements of the Foreign Corrupt Practices Act and of each foreign country in which the Company’s business is conducted.

The Foreign Corrupt Practices Act makes it a criminal offense for a United States company or agent acting on its behalf to pay anything of value to any foreign government official to influence any official action in securing, retaining, or directing business. This prohibition applies to bribes, kickbacks or like payments made directly to such foreign officials and indirectly through seemingly legitimate payments, such as commissions or consulting fees paid to overseas agents or representatives. Because of the broad reach of this statute and its harsh criminal penalties, each employee should consult with SMHG’s Chief Executive Officer or President before concluding any transaction which even appears to involve a foreign payment.

A.	Foreign Deposits and Accounts.

All foreign accounts established and maintained by the Company shall be identified on the Company’s books and records. All cash payments received by the Company from abroad shall be promptly recorded on the Company’s books of accounts and deposited in an account maintained with a bank or other approved institution. The Company shall not maintain funds abroad in the form of negotiable currency, except to the extent reasonably required for normal business operations.

B.	Purchase of Equipment, Parts or Services Abroad.

Each payment by the Company for goods or services outside the United States shall be supported by documentation reflecting the purpose and nature of such payment. All payments of fees and commissions to attorneys, consultants, advisors, agents and representatives shall be made by check, draft or other documentary transfer drawn to the order of the party duly entitled thereto and shall be made under written contract, except when such services are routine in nature and arise out of the Company’s ordinary course of business. No payment shall be made directly to an account maintained by a party in a country other than that in which such party resides or maintains a place of business, or in which the party has rendered the services for which the payment is made, except under circumstances giving no reasonable grounds for belief that the Company would thereby violate any local income tax or exchange control laws.

All payments and billings for equipment, parts or services outside the United States shall be made in such a manner that public disclosure of the full details thereof would not impugn or jeopardize the Company’s integrity or reputation.

C.	Payments to Company Employees Working Abroad.

United States citizens employed by the Company abroad shall comply with all applicable tax and currency control laws of their place of principal employment. No employee residing abroad shall be paid any portion of his salary elsewhere than in his country of residence without written approval of SMHG’s Chief Executive Officer or President.

D.	Boycotts.

It is contrary to the Company’s policy for its employees to engage in or support a restrictive trade practice or boycott imposed by any foreign country against a country which is friendly to the United States, such as refusing to do business with or in a boycotted country, with any business concern organized under the laws of a boycotted country or with any national or resident of a boycotted country. Further, it is contrary to Company policy for it or its employees to agree to participate in or cooperate with an international boycott, including agreeing to (1) refrain from doing business with or in a boycotted country; (2) refrain from doing business with any United States individual or company engaged in trade with or in a boycotted country; (3) refrain from doing business with a company whose ownership or management is composed (in whole or in part) of individuals of a particular race, nationality or religion; or (4) refrain from shipping a product on a carrier owned, leased or operated by a person who does not cooperate or participate in an international boycott. Any employee receiving a request to further or support a boycott and any employee asked to agree to participate in or cooperate with an international boycott should report the same and consult with SMHG’s Chief Executive Officer or President before taking any further action.

Monitoring Compliance

1.	It shall be the responsibility of all Company officers to ensure proper dissemination of and compliance with this Policy.

2.	Each agent, representative, consultant or advisor engaged by the Company to render services shall be furnished a copy of this Policy which shall govern such engagement.

3.
Any employee who has questions regarding the Policy should discuss the matter with SMHG’s Chief Executive Officer or President. An employee with knowledge of or reasonable belief of any violation must promptly report such violation to SMHG’s Chief Executive Officer or President. If such Chief Executive Officer or President, after reasonable investigation, determines that a possible violation has occurred, he must forward a written report to the Chairman of the Board of Directors. Such Chief Executive Officer, President or their respective designee shall take appropriate disciplinary action, including dismissal if appropriate, with respect to those employees involved in any violation. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, SMHG will cooperate fully with the appropriate authorities. This Policy does not alter any employee’s at-will relationship with the Company as described in its Employee Handbook. Any waivers of this Policy for a director or executive officer shall be approved by the Board of Directors or a committee of the Board of Directors and promptly disclosed as provided below.

4.
At time of hire, all employees shall certify on the acknowledgement form (included in newhire paperwork) that they have read, will comply with, know where to locate, and understand this policy. Employees are encouraged to frequently review the policy for updates. Employees may periodically be required to sign a letter confirming their compliance with this Code and disclosing any potential conflicts of interest. The Company reserves the right to modify, implement, or delete any policy at any time. It is the employee’s responsibility to read and comply with all such revisions to company policy.

5.
The internal audit group of the Company shall, as a part of its regular auditing procedures, periodically audit the Company’s records to determine compliance with the Policy. This group shall report such results in writing to the Chief Executive Officer, the President and to the Audit Committee of the Board of Directors.

6.
In reporting on their examination of the Company’s financial statements, the Company’s independent auditors shall be requested to state whether or not any matter has come to their attention in the course of such examination which has led them to suspect or know of any violation of the Policy.

Annual Filing and Disclosure Requirements

A.	Annual Filing.

A copy of this Policy shall be filed annually as an exhibit to the Company’s annual report on Form 10-K or this Policy shall be posted on the Company’s Internet website and such posting and the Company’s Internet address shall be disclosed in the Company’s annual report on Form 10-K.

B.	Disclosing Amendments and Waivers.

Amendments to, and waivers of, this Policy shall be disclosed within two business days after the amendment or waiver, either by filing a Form 8-K, or if the Company has disclosed in its most recently filed annual report on Form 10-K its intention to use its Internet website for such purpose, by posting the disclosure on its Internet website. If posted on the Internet website, the disclosure shall remain on the Internet website for at least 12 months and be retained by the Company for five years.

Exhibit A

Memo to:

From:

Subject:     Statement of Business Ethics Policy

This form may be used to request approval of the Chief Executive Officer or President of Sanders Morris Harris Group Inc. of any activity, interest or transaction as provided in paragraph C, “Activities Requiring Prior Approval,” on pages 3 through 5 of this brochure.

In accordance with the above-referenced policy, I wish to disclose the following activity, interest or transaction and request your approval:

If you have any questions or need additional information, please advise.

Exhibit B

ACKNOWLEDGMENT AND CERTIFICATION

SMHG BUSINESS ETHICS POLICY

I have received and read the Sanders Morris Harris Group Inc. (“SMHG”) Business Ethics Policy (the “Policy”). I understand the standards and policies contained in the Policy.

Since the beginning of the current fiscal year or such or such shorter period of time that I have been a director, officer or employee of SMHG, I have complied with the Policy. I further agree to comply with the Policy for as long as I am subject thereto.

If I have any questions concerning the meaning or application of the Policy or any SMHG policies, I know I can contact SMHG’s Chief Executive Officer or President.

I understand that if I know of any events or transactions that violate the Policy, my responsibility is to communicate the information promptly to SMHG’s Chief Executive Officer or President.

I understand that this acknowledgment and certification will be placed in my personnel file for permanent reference.

Name: ____________________________

Signature: _________________________

Date Signed: _______________________